195 Church Street New Haven, CT 06510
PRESS RELEASE
Contact: Glenn MacInnes Executive Vice President and Chief Financial Officer NewAlliance Bank 203 789 2639

NewAlliance Reports First Quarter EPS of $0.17 per Share
Record Revenue and EPS Reported for the Quarter
Net Income Up 36% from Linked Quarter and 42% from Prior Year

New Haven, Connecticut, April 27, 2010 – NewAlliance Bancshares, Inc. (NYSE: NAL), the holding company for NewAlliance Bank, today announced net income for the quarter of $16.4 million or $0.17 per diluted share. This compares to $12.1 million or $0.12 per diluted share for the fourth quarter of 2009, a 36% increase, and $11.6 million or $0.12 per diluted share for the first quarter of 2009, a 42% increase.  Excluding a $2.6 million gain related to the receipt of tax-exempt life insurance proceeds, net income was $13.8 million or $0.14 per diluted share for the first quarter of 2010.

“Our first quarter results reflect our sound banking fundamentals and our core earnings momentum. We are very pleased with the success of the initiatives undertaken in 2009 and in the first quarter of 2010 to further improve our performance as reflected in record revenues and the growth of the net interest margin,” stated Peyton R. Patterson, Chairman, President and Chief Executive Officer.

The Board of Directors voted to pay a quarterly dividend of $0.07 per share on April 27, 2010 to shareholders of record on May 10, 2010 and payable on May 20, 2010.  This will be the Company’s 24th consecutive quarterly dividend payment.

Financial Highlights:

•
Record revenue reported for the quarter at $71.0 million.  Revenue momentum continued as revenue increased by 6.4% and 14.1% as compared to the linked quarter and the prior year quarter, respectively.  Excluding the tax exempt life insurance proceeds, revenues reached a record level of $68.4 million.

•
The net interest margin continued an upward trend to 2.97% compared to 2.82% on a linked quarter basis and prior year quarter of 2.58%. The linked quarter improvement of 15 basis points represents the largest quarterly increase since September, 2004.

•
Core deposits increased $118.4 million, or 3.3% on a linked quarter basis and $677.7 million, or 22.7% from prior year.  Total deposits increased $30.9 million from the linked quarter and $392.9 million from the prior year quarter.

•	Deposit costs were reduced by 29 basis points, or $3.8 million, on a linked quarter basis and 91 basis points, or $9.0 million, compared to the prior year quarter.

•
Loan originations remain at high levels, with total loan originations of $389.8 million for the quarter as compared to $337.6 million on a linked quarter basis and $396.0 million for the first quarter of 2009. Commercial mortgages and commercial loan originations increased to $142.7 million from $73.4 million, or 94.3% growth, on a linked quarter basis and from $41.9 million, or 240.2% growth, as compared to the prior year quarter.

•
The efficiency ratio for the quarter was 59.35% compared to the prior quarter of 67.39% and compared to the prior year quarter of 65.71%. Absent the tax-exempt life insurance proceeds, the efficiency ratio for the quarter was 61.61% and is the lowest since the second quarter of 2005.

Net Interest Income

Net interest income, before provision for loan loss, was a record $55.6 million, a $2.1 million increase on a linked quarter basis and a $7.6 million, or 15.9% increase from prior year quarter contributing to the revenue momentum trend; this is the 5th consecutive quarterly increase in net interest income.

The net interest margin increased to 2.97% compared to 2.82% on a linked quarter basis and 2.58% versus the prior year quarter.  The increase in net interest income and the net interest margin continued to be primarily related to reduced costs of deposits and borrowings.

The cost of deposits decreased 29 basis points for the linked quarter and 91 basis points over the prior year quarter. The cost of core deposits decreased 20 basis points and 61 basis points on a linked quarter basis and as compared to the prior year quarter. The average balance of core deposits has consistently increased over the last year and is $25.4 million and $763.1 million higher as compared to the linked quarter and prior year quarter, respectively.

Non-Interest Income and Non-Interest Expense

Non-interest income for the quarter increased $2.2 million on a linked quarter basis and increased $1.1 million compared to the prior year quarter.  In the first quarter of 2010, the bank recorded a $2.6 million gain related to the receipt of tax-exempt life insurance proceeds. Absent the tax-exempt life insurance proceeds and security gains, non-interest income was essentially flat on a linked quarter basis and increased by approximately $400,000 as compared to the prior year quarter.

2

Non-interest expense decreased $3.0 million, or 6.6%, from $45.2 million on a linked quarter basis and increased $1.8 million, or 4.5%, from $40.4 million as compared to the prior year quarter.  In the fourth quarter of 2009, non-interest expense included a retirement related expense of $1.5 million for an executive. Absent this expense, the decrease in non-interest expense on a linked quarter basis was $1.5 million, or 3.5%. We continue to focus on expense controls while making selective strategic investments in our business.

Credit Quality

"NewAlliance continues to enjoy asset quality metrics that are among the best in the industry.  While a higher level of unemployment has caused an increase in our delinquencies and nonperforming loans, our net charge-offs at 26 basis points remain well below industry levels," said Glenn MacInnes, Executive Vice President and Chief Financial Officer.

Key Developments:

•	Total delinquencies were 1.77% at quarter end, up from 1.54% for the prior quarter.

•	The allowance for loan losses to total loans increased to 1.13% from 1.10% on a linked quarter basis.

•	Net charge-offs were relatively stable with an increase of $375,000 to $3.1 million on a linked quarter basis. These charge-off levels remained low relative to peer levels.

•
Nonperforming loans to total loans increased from 1.06% to 1.35% on a linked quarter basis and nonperforming assets to total assets increased from 0.64% to 0.80% for the same period. The increase in nonperforming loans from the linked quarter is primarily in the residential portfolio.

•	The provision for loan losses totaled $4.8 million, increasing by $1.3 million on a linked quarter basis and $700,000 compared to the prior year quarter.

Capital Management

The tangible common equity ratio and total risk-based capital ratio was 11.10% and 21.03%, respectively, and total shareholder’s equity was $1.44 billion at March 31, 2010.  The Company’s Tier 1 leverage capital ratio increased to 11.34% and is more than double the 5% regulatory benchmark that is considered ‘well-capitalized’ for banks.

3

At March 31, 2010, NewAlliance Bancshares, the parent company of NewAlliance Bank, had $8.50 billion in assets and operated 87 banking offices in Connecticut and Massachusetts.

NewAlliance Bank provides a full range of consumer and commercial banking products and services, trust services and investment and insurance products and services.  The Bank’s website is at www.newalliancebank.com.  Shareholders are encouraged to monitor the Investor Relations section of the Company’s website.

NewAlliance will hold a conference call on first quarter earnings at 9:00 a.m. Eastern Time on Wednesday, April 28, 2010. The call is being webcast and will be available at the Investor Relations section of the Company’s website at www.newalliancebank.com.  Individuals can dial in to the call at 1-800-860-2442.  The international dial-in number is 1-412-858-4600, or the toll free Canada dial-in is 1-866-605-3852.

A replay of the webcast and call will be available after noon on April 28th through May 11, 2010.  To access the replay, dial 1-877-344-7529.  For international access, dial 1-412-317-0088.  The passcode for either replay number is 439404.

Note: In discussing financial results, management may refer to certain non-GAAP (Generally Accepted Accounting Principles) measures. The Company’s management believes these non-GAAP measurements are essential to a proper understanding of the operating results of the Company’s core business. These non-GAAP measurements are not a substitute for operating results determined in accordance with GAAP nor do they necessarily conform to non-GAAP performance measures that may be presented by other companies. A reconciliation of GAAP and non-GAAP information is included in this release.

Statements in this news release, if any, concerning future results, performance, expectations or intentions are forward-looking statements. Actual results, performance or developments may differ materially from forward-looking statements as a result of known or unknown risks, uncertainties and other factors, including those identified from time to time in the Company’s filings with the Securities and Exchange Commission, press releases and other communications. Actual results also may differ based on the Company’s ability to successfully maintain and integrate customers from acquisitions.

The Company intends any forward-looking statements to be covered by the Litigation Reform Act of 1995 and is including this statement for purposes of said safe harbor provisions.  Readers are cautioned not to place undue reliance on forward-looking statements, which speak only as of the date of this news release. Except as required by applicable law or regulation, the Company undertakes no obligation to update any forward-looking statements to reflect events or circumstances that occur after the date as of which such statements are made.

The Company’s capital strategy includes deployment of excess capital through acquisitions.  Future acquisitions are expected to impact the Company’s results in future periods.

4

NewAlliance Bancshares, Inc.
Consolidated Statements of Income (Unaudited)

	Three Months Ended
	March 31,	December 31,	September 30,	June 30,	March 31,
(In thousands, except share data)	2010	2009	2009	2009	2009

Interest and dividend income	$87,399	$90,695	$92,268	$94,082	$94,755
Interest expense	31,758	37,169	40,506	44,155	46,762

Net interest income before provision for loan losses	55,641	53,526	51,762	49,927	47,993
Provision for loan losses	4,800	3,467	5,433	5,000	4,100
Net interest income after provision for loan losses	50,841	50,059	46,329	44,927	43,893

Non-interest income
Depositor service charges	6,707	7,176	7,270	6,953	5,953
Loan and servicing income	317	321	322	357	(181)
Trust fees	1,602	1,571	1,569	1,392	1,259
Investment management, brokerage & insurance fees	1,514	1,208	1,700	1,564	2,250
Bank owned life insurance	3,462	896	882	899	871

Other-than-temporary impairment losses on securities	-	(1,741)	-	(2,522)	-
Less: Portion of loss recognized in other comprehensive income (before taxes)	-	970	-	1,896	-
Net impairment losses on securities recognized in earnings	-	(771)	-	(626)	-
Net gain on sale of securities	-	1,175	2,029	2,243	1,866
Net gain on securities	-	404	2,029	1,617	1,866

Mortgage origination activity and loan sale income	728	818	1,268	1,481	2,019
Other	1,070	849	1,409	1,028	226
Total non-interest income	15,400	13,243	16,449	15,291	14,263

Non-interest expense
Salaries and employee benefits	22,221	24,365	22,443	21,607	21,231
Occupancy	4,621	4,516	4,287	4,644	4,755
Furniture and fixtures	1,345	1,461	1,419	1,453	1,475
Outside services	5,149	5,513	4,779	4,455	5,350
Advertising, public relations, and sponsorships	1,530	1,680	1,869	981	1,134
Amortization of identifiable intangible assets	1,953	2,122	2,122	2,129	2,128
FDIC insurance premiums	1,857	1,761	1,880	5,893	945
Other	3,524	3,767	3,443	3,243	3,363
Total non-interest expense	42,200	45,185	42,242	44,405	40,381

Income before income taxes	24,041	18,117	20,536	15,813	17,775

Income tax provision	7,608	5,992	7,916	5,705	6,185

Net income	$16,433	$12,125	$12,620	$10,108	$11,590

Earnings per share
Basic	$0.17	$0.12	$0.13	$0.10	$0.12
Diluted	0.17	0.12	0.13	0.10	0.12

Weighted average shares outstanding
Basic	99,020,399	99,092,896	99,506,517	99,441,855	99,254,242
Diluted	99,057,937	99,254,938	99,569,908	99,474,304	99,270,068

NewAlliance Bancshares, Inc.
Consolidated Balance Sheets (Unaudited)

	March 31,	December 31,	September 30,	June 30,	March 31,
(In thousands)	2010	2009	2009	2009	2009
Assets
Cash and due from banks	$100,020	$96,927	$106,539	$85,070	$137,381
Short-term investments	60,000	50,000	40,000	62,000	80,000
Investment securities available for sale	2,261,915	2,327,855	2,391,260	2,291,350	2,085,958
Investment securities held to maturity	270,839	240,766	263,103	288,104	312,095
Loans held for sale	9,479	14,659	14,749	54,479	20,413
Loans
Residential real estate	2,391,575	2,396,303	2,424,962	2,481,352	2,532,700
Commercial real estate	1,271,177	1,233,250	1,222,980	1,196,010	1,217,929
Commercial business	415,458	411,211	422,814	435,556	441,811
Consumer	713,938	721,281	734,951	738,540	740,308
Total loans	4,792,148	4,762,045	4,805,707	4,851,458	4,932,748
Less allowance for loan losses	(54,164)	(52,463)	(51,720)	(51,502)	(50,635)
Total loans, net	4,737,984	4,709,582	4,753,987	4,799,956	4,882,113
Federal Home Loan Bank of Boston stock	120,821	120,821	120,821	120,821	120,821
Premises and equipment, net	57,387	57,083	57,396	57,499	58,307
Cash surrender value of bank owned life insurance	134,207	140,153	139,257	138,375	137,476
Goodwill	527,167	527,167	527,167	527,167	527,167
Identifiable intangible assets	33,406	35,359	37,481	39,603	41,732
Other assets	187,678	113,941	88,993	117,016	95,136
Total assets	$8,500,903	$8,434,313	$8,540,753	$8,581,440	$8,498,599

Liabilities
Deposits
Regular savings	$1,807,008	$1,817,787	$1,841,605	$1,913,169	$1,651,874
Money market	934,376	790,453	696,464	520,902	477,569
NOW	385,800	400,176	367,628	389,495	359,598
Demand	533,841	534,180	528,529	523,612	494,328
Time	1,393,912	1,481,446	1,540,025	1,515,322	1,678,706
Total deposits	5,054,937	5,024,042	4,974,251	4,862,500	4,662,075
Borrowings
Federal Home Loan Bank advances	1,790,960	1,755,533	1,885,388	2,057,720	2,167,536
Repurchase agreements	102,149	112,095	133,802	132,511	148,259
Junior subordinated debentures	21,135	21,135	21,135	21,135	24,685
Other borrowings	1,126	1,165	1,204	1,243	1,281
Other liabilities	88,584	85,390	97,486	99,083	100,586
Total liabilities	7,058,891	6,999,360	7,113,266	7,174,192	7,104,422

Stockholders' equity	1,442,012	1,434,953	1,427,487	1,407,248	1,394,177

Total liabilities and stockholders' equity	$8,500,903	$8,434,313	$8,540,753	$8,581,440	$8,498,599

NewAlliance Bancshares, Inc.
Selected Financial Highlights (Unaudited)
	Three Months Ended
	March 31,	December 31,	September 30,	June 30,	March 31,
(Dollars in thousands, except per share data)	2010	2009	2009	2009	2009
Net interest income before provision for loan losses	$ 55,641	$ 53,526	$ 51,762	$ 49,927	$ 47,993
Net income	16,433	12,125	12,620	10,108	11,590
Shares outstanding (end of period)	105,964,553	106,050,464	106,638,777	106,788,454	106,788,675
Weighted average shares outstanding:
Basic	99,020,399	99,092,896	99,506,517	99,441,855	99,254,242
Diluted	99,057,937	99,254,938	99,569,908	99,474,304	99,270,068
Earnings per share:
Basic	$ 0.17	$ 0.12	$ 0.13	$ 0.10	$ 0.12
Diluted	0.17	0.12	0.13	0.10	0.12
Shareholders' equity (end of period)	1,442,012	1,434,953	1,427,487	1,407,248	1,394,177
Book value per share (end of period)	13.61	13.53	13.39	13.18	13.06
Tangible book value per share (end of period)	8.32	8.23	8.09	7.87	7.73

Ratios & Other Information

Net interest margin (net interest income as a
% of average earnings assets)	2.97%	2.82%	2.71%	2.63%	2.58%
Net interest spread (yield on earning assets
minus yield on interest-bearing liabilities)	2.66	2.46	2.34	2.24	2.17
Average yield on interest-earning assets	4.66	4.77	4.83	4.95	5.09
Average rate paid on interest-bearing liabilities	2.00	2.31	2.49	2.71	2.92

Return on average assets	0.78	0.57	0.59	0.47	0.55
Return on average equity	4.57	3.39	3.57	2.89	3.35

At period end:
Tier 1 leverage capital ratio	11.34%	11.05%	10.97%	10.88%	11.02%

Asset Quality Information
Nonperforming loans	$ 64,894	$ 50,507	$ 49,091	$ 54,872	$ 50,122
Total nonperforming assets	68,242	54,212	51,793	55,864	51,504
Nonperforming loans as a % of total loans	1.35%	1.06%	1.02%	1.13%	1.02%
Nonperforming assets as a % of total assets	0.80	0.64	0.61	0.65	0.61
Allowance for loan losses as a % of total loans	1.13	1.10	1.08	1.06	1.03
Allowance for loan losses as a % of nonperforming loans	83.47	103.87	105.36	93.86	101.02

Provision for loan losses	$ 4,800	$ 3,467	$ 5,433	$ 5,000	$ 4,100

Banking offices	87	87	87	87	89

Non-GAAP Financial Information and Ratios (1)

Noninterest income (2)	$ 15,069	$ 13,039	$ 14,136	$ 13,585	$ 13,145
Noninterest income as a percent of
operating revenue (2)	21.31%	19.59%	21.45%	21.39%	21.50%
Efficiency ratio (3)	59.35	67.39	63.61	69.65	65.71
Expenses to average assets (4)	2.00	2.12	1.98	2.07	1.91
Return on average tangible assets	0.84	0.61	0.63	0.51	0.59
Return on average tangible equity	7.50	5.61	5.95	4.87	5.68
Tangible common equity/tangible assets	11.10	11.08	10.82	10.49	10.41

Net income, GAAP	$ 16,433
Tax-exempt life insurance proceeds	2,600
Proforma net income	$ 13,833

Proforma net income per share - basic	0.14
Proforma net income per share - diluted	0.14

Proforma return on average assets (5)	0.66%
Proforma return on average equity (5)	3.85
Proforma return on average tangible assets (5)	0.70
Proforma return on average tangible equity (5)	6.32
Proforma efficiency ratio (2) (5)	61.61

(1) Non-GAAP Financial Information and Ratios are not financial measurements required by generally accepted accounting principles, however, management believes such information is useful to investors in evaluating Company performance.
(2) Excludes total net gains or losses on securities and limited partnerships
(3) Excludes total net gains or losses on securities and limited partnerships and other real estate owned expenses
(4) Excludes severance and merger costs (Where applicable)
(5) Excludes tax-exempt life insurance proceeds

NewAlliance Bancshares, Inc.
Average Balance Sheets (Unaudited)
	Three Months Ended
	March 31, 2010			March 31, 2009
			Average			Average
	Average		Yield/	Average		Yield/
(Dollars in thousands)	Balance	Interest	Rate	Balance	Interest	Rate

Interest-earning assets
Loans
Residential real estate	$2,388,488	$29,684	4.97%	$2,562,872	$34,594	5.40%
Commercial real estate	1,253,261	18,253	5.83	1,221,406	17,617	5.77
Commercial business	415,656	5,194	5.00	449,237	5,711	5.09
Consumer	716,830	8,137	4.54	737,867	8,707	4.72
Total Loans	4,774,235	61,268	5.13	4,971,382	66,629	5.36
Fed funds sold and other short-term investments	85,791	31	0.14	54,489	164	1.20
Federal Home Loan Bank of Boston stock	120,821	-	-	120,821	-	-
Investment securities	2,514,703	26,100	4.15	2,303,684	27,962	4.86
Total interest-earning assets	7,495,550	$87,399	4.66%	7,450,376	$94,755	5.09%
Non-interest-earning assets	923,609			916,407
Total assets	$8,419,159			$8,366,783

Interest-bearing liabilities
Deposits
Money market	$852,610	$2,251	1.06%	$413,045	$1,917	1.86%
NOW	366,770	262	0.29	346,492	236	0.27
Savings	1,798,109	3,485	0.78	1,537,733	6,763	1.76
Time	1,428,206	7,884	2.21	1,739,439	13,924	3.20
Total interest-bearing deposits	4,445,695	13,882	1.25	4,036,709	22,840	2.26
Repurchase agreements	111,351	348	1.25	159,932	537	1.34
FHLB advances and other borrowings	1,809,567	17,528	3.87	2,207,021	23,385	4.24
Total interest-bearing liabilities	6,366,613	31,758	2.00%	6,403,662	46,762	2.92%
Non-interest-bearing demand deposits	528,691			485,840
Other non-interest-bearing liabilities	86,118			91,384
Total liabilities	6,981,422			6,980,886
Equity	1,437,737			1,385,897
Total liabilities and equity	$8,419,159			$8,366,783
Net interest-earning assets	$1,128,937			$1,046,714
Net interest income		$55,641			$47,993
Interest rate spread			2.66%			2.17%
Net interest margin (net interest income
as a percentage of total interest-earning assets)			2.97%			2.58%
Ratio of total interest-earning assets
to total interest-bearing liabilities			117.73%			116.35%

NewAlliance Bancshares, Inc.
Average Balance Sheets (Unaudited)

	Three Months Ended
	March 31, 2010			December 31, 2009
			Average			Average
	Average		Yield/	Average		Yield/
(Dollars in thousands)	Balance	Interest	Rate	Balance	Interest	Rate

Interest-earning assets
Loans
Residential real estate	$2,388,488	$29,684	4.97%	$2,424,730	$30,761	5.07%
Commercial real estate	1,253,261	18,253	5.83	1,222,779	17,880	5.85
Commercial business	415,656	5,194	5.00	416,230	5,361	5.15
Consumer	716,830	8,137	4.54	728,347	8,386	4.61
Total Loans	4,774,235	61,268	5.13	4,792,086	62,388	5.21
Fed funds sold and other short-term investments	85,791	31	0.14	88,920	45	0.20
Federal Home Loan Bank of Boston stock	120,821	-	-	120,821	-	-
Investment securities	2,514,703	26,100	4.15	2,602,925	28,262	4.34
Total interest-earning assets	7,495,550	$87,399	4.66%	7,604,752	$90,695	4.77%
Non-interest-earning assets	923,609			909,781
Total assets	$8,419,159			$8,514,533

Interest-bearing liabilities
Deposits
Money market	$852,610	$2,251	1.06%	$771,971	$2,670	1.38%
NOW	366,770	262	0.29	372,238	292	0.31
Savings	1,798,109	3,485	0.78	1,835,047	4,756	1.04
Time	1,428,206	7,884	2.21	1,511,417	9,915	2.62
Total interest-bearing deposits	4,445,695	13,882	1.25	4,490,673	17,633	1.57
Repurchase agreements	111,351	348	1.25	125,861	362	1.15
FHLB advances and other borrowings	1,809,567	17,528	3.87	1,825,600	19,174	4.20
Total interest-bearing liabilities	6,366,613	31,758	2.00%	6,442,134	37,169	2.31%
Non-interest-bearing demand deposits	528,691			541,514
Other non-interest-bearing liabilities	86,118			102,106
Total liabilities	6,981,422			7,085,754
Equity	1,437,737			1,428,779
Total liabilities and equity	$8,419,159			$8,514,533
Net interest-earning assets	$1,128,937			$1,162,618
Net interest income		$55,641			$53,526
Interest rate spread			2.66%			2.46%
Net interest margin (net interest income
as a percentage of total interest-earning assets)			2.97%			2.82%
Ratio of total interest-earning assets
to total interest-bearing liabilities			117.73%			118.05%

NewAlliance Bancshares, Inc.
Asset Quality (Unaudited)
	March 31,	December 31,	September 30,	June 30,	March 31,
(Dollars in thousands)	2010	2009	2009	2009	2009
Nonperforming assets
Residential real estate	$39,873	$31,140	$26,654	$25,817	$21,616
Commercial real estate	13,111	8,595	9,714	15,478	18,429
Commercial business	9,510	8,497	10,693	12,039	8,495
Consumer	2,400	2,275	2,030	1,538	1,582
Total nonperforming loans	64,894	50,507	49,091	54,872	50,122

Other nonperforming assets, net	3,348	3,705	2,702	992	1,382

Total nonperforming assets	$68,242	$54,212	$51,793	$55,864	$51,504

Allowance for loan losses	$54,164	$52,463	$51,720	$51,502	$50,635

	Three Months Ended
	March 31,	December 31,	September 30,	June 30,	March 31,
	2010	2009	2009	2009	2009
Net loan charge-offs
Residential real estate	$1,049	$883	$957	$887	$466
Commercial real estate	871	738	864	1,757	2,284
Total real estate	1,920	1,621	1,821	2,644	2,750
Commercial business	902	890	2,938	1,262	598
Consumer	277	213	456	227	28
Total net charge-offs	$3,099	$2,724	$5,215	$4,133	$3,376

Provision for loan losses	$4,800	$3,467	$5,433	$5,000	$4,100

	At or For the Three Months Ended
	March 31,	December 31,	September 30,	June 30,	March 31,
	2010	2009	2009	2009	2009
Ratios
Allowance for loan losses to total loans	1.13%	1.10%	1.08%	1.06%	1.03%
Allowance for loan losses to nonperforming loans	83.47	103.87	105.36	93.86	101.02
Nonperforming loans to total loans	1.35	1.06	1.02	1.13	1.02
Nonperforming assets to total assets	0.80	0.64	0.61	0.65	0.61
Net charge-offs to average loans (annualized)	0.26	0.23	0.43	0.33	0.27